UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 28, 2008

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-905	PPL Electric Utilities Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-0959590

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

and

Section 2 - Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 28, 2008, the Pennsylvania Economic Development Financing Authority (the "Authority") issued $90,000,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds, Series 2008 (PPL Electric Utilities Corporation Project) due 2023 (the "Bonds") on behalf of PPL Electric Utilities Corporation ("PPL Electric").  The proceeds of the Bonds will be used to refund $90 million of Pollution Control Revenue Refunding Bonds, Series 2003 (PPL Electric Utilities Corporation Project) issued by the Lehigh County Industrial Development Authority on behalf of PPL Electric, which mature on November 1, 2008.

The Authority has loaned the proceeds of the Bonds to PPL Electric pursuant to a Pollution Control Facilities Loan Agreement dated as of October 1, 2008 (the "Loan Agreement") between PPL Electric and the Authority.  Pursuant to the Loan Agreement, PPL Electric is obligated to make payments in such amounts and at such times as will be sufficient to pay, when due, the principal and interest on the Bonds.  Concurrently with the issuance of the Bonds and to evidence its obligations under the Loan Agreement, PPL Electric delivered to the trustee of the Bonds its Pollution Control Facilities Note (Pennsylvania Economic Development Financing Authority), Series 2008 (the "Note") with respect to the Bonds.  The Note contains principal, interest and prepayment provisions corresponding to the principal, interest and redemption provisions of the Bonds.

The Bonds were issued under a Trust Indenture, dated as of October 1, 2008 (the “Indenture”), by and between the Authority and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).  To secure its obligations to make payments of the principal or redemption price of and interest on, and purchase price of, the Note, PPL Electric has delivered to the Trustee its Senior Secured Bonds, Variable Rate Pollution Control Series 2008 (the "Senior Secured Bonds"), issued pursuant to PPL Electric's Indenture, dated as of August 1, 2001, to The Bank of New York Mellon (successor to JPMorgan Chase Bank), as trustee, as supplemented by Supplemental Indenture No. 9 (“Supplemental Indenture No. 9”) dated as of October 1, 2008 (the "2001 Indenture").  The Senior Secured Bonds are secured by first mortgage bonds (the "First Mortgage Bonds") issued under PPL Electric's Mortgage and Deed of Trust (the “Company Mortgage”), dated as of October 1, 1945, to Deutsche Bank Trust Company Americas, as trustee, as supplemented by the Seventy-eighth Supplemental Indenture dated as of October 1, 2008 (the “Seventy-eighth Supplemental Indenture”), and the lien of the 2001 Indenture on PPL Electric's electric distribution properties and certain of its transmission properties, which lien is junior to the lien on such properties under the Company Mortgage.  The principal and interest on the Senior Secured Bonds and the First Mortgage Bonds are payable at the same times as the principal and interest on the Note and the Bonds.  So long as PPL Electric makes the required principal and interest payments on the Note, it will not be obligated to make additional payments on the Senior Secured Bonds or the First Mortgage Bonds.

The method of determining the interest rate on the Bonds may be converted from time to time, in accordance with the Indenture to a daily rate, a commercial paper rate, a weekly rate, or a term rate.  The Bonds initially were issued bearing interest at a weekly rate of 2.50% through November 4, 2008, which rate will reset weekly thereafter unless and until the rate is converted to a daily, commercial paper or term rate.  PPL Electric acted as initial purchaser of the Bonds upon issuance and expects that they will be remarketed to unaffiliated investors subject to market conditions.

The Bonds are generally subject to optional redemption by the Authority, at the direction of PPL Electric, at any time, and earlier upon the occurrence of certain extraordinary events, in each case at a redemption price of 100% of the principal amount thereof, without premium, plus accrued interest, if any, to the redemption date.  The Bonds also are subject to special mandatory redemption upon a determination that the interest on the Bonds would be included in the holders' gross income for federal income tax purposes.  Any such special mandatory redemption would also be at a redemption price of 100% of the principal amount thereof, without premium, plus accrued interest, if any, to the redemption date.

The Loan Agreement, the 2001 Indenture, Supplemental Indenture, No. 9, Officer's Certificate, the Company Mortgage, and the Seventy-eighth Supplemental Indenture are filed with this report as Exhibits 4(a), 4(b), 4(c), 4(d), 4(e) and 4(f), respectively.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	4(a) -	Pollution Control Facilities Loan Agreement, dated as of October 1, 2008, between PPL Electric Utilities Corporation and Pennsylvania Economic Development Financing Authority.

4(b) -
Indenture, dated as of August 1, 2001, of PPL Electric Utilities Corporation to The Bank of New York Mellon, as Trustee (Exhibit 4.1 to PPL Electric Utilities Corporation Form 8-K Report (File No. 1-905) dated August 21, 2001).

	4(c) -	Supplemental Indenture No. 9, dated as of October 1, 2008, of PPL Electric Utilities Corporation to The Bank of New York Mellon, as Trustee.

	4(d) -	Officer's Certificate, dated October 28, 2008, pursuant to Section 201 and 301 of the Indenture.

4(e) -
Mortgage and Deed of Trust, dated as of October 1, 1945, of PPL Electric Utilities Corporation to Guaranty Trust Company (Deutsche Bank Trust Company Americas, successor), as Trustee (Exhibit 2(a)-4 to Registration Statement No. 2.60291).

	4(f) -	Seventy-eighth Supplemental Indenture, dated as of October 1, 2008, of PPL Electric Utilities Corporation to Deutsche Bank Trust Company Americas, as Trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL ELECTRIC UTILITIES CORPORATION

By:	/s/ James E. Abel
James E. Abel Treasurer

Dated:  October 31, 2008